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EXHIBIT 99.2

      MOONEY AEROSPACE GROUP, LTD. ANNOUNCES PRELIMINARY ARBITRATION AWARD

Kerrville, Texas, May 6, 2004: Mooney Aerospace Group, Ltd. (OTCBB: MASG) announced today the completion of arbitration proceedings of a claim for alleged damages due to termination of its lease at its former headquarters building in Long Beach, Calif.

In response to the award, Mooney is seeking a jury trial in the South District of Los Angeles County. The preliminary award of the arbitrator was $23,901,617.90, plus attorney's fees to be determined separately later. Mooney believes the arbitrator's preliminary award is non-binding, and the decision of whether there is any liability to the former landlord, AP Long Beach Airport LLC, will ultimately be decided by a jury in a trial that will be presided over by the Hon. Tracey Marino in Long Beach, California.

Mooney President J. Nelson Happy stated: "Although the arbitrator made a preliminary award to the plaintiff, we do not believe it is binding on us and we look forward to positive resolution at a jury trial. We believe that we have substantial defenses to the landlord's claim. I am pleased the process is moving along, and the arbitrator's preliminary award will have no effect whatsoever on our operating subsidiary, Mooney Airplane Company."

Mooney believes that under California's Judicial Arbitration Act, it retained its right to seek a jury trial on the issues while separately pursuing arbitration. According to Mr. Happy, "This procedure allowed us to hear the landlord's case, so we will be fully prepared to respond to it at the jury trial." However, Mr. Happy said he also expects that AP Long Beach Airport LLC will argue to the court that the arbitration award is final and should be enforced. "It will require several weeks to resolve the issue of the finality of the award," Mr. Happy said.

Mooney Aerospace Group, Ltd. is a general aviation holding company, located in Kerrville, Texas. Mooney currently sells five models; the highest performing four-place single engine piston powered aircraft, the Bravo DX, which is available with the Garmin G-1000 glass panel display as the GX; and its stablemates, the highly rated Ovation2 DX and GX, and the economical Ovation. Mooney is celebrating is 51st Anniversary in Kerrville Texas this year, where it has manufactured more than 10,000 aircraft which have been delivered worldwide. Complete information about Mooney aircraft is available at www.mooney.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

For additional information contact:

MOONEY AIRPLANE COMPANY
Terry Freeman
Louis Schreiner Field
Kerrville, Texas 78028
Phone:  830 792 2935